UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 6, 2009

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 6, 2009, Michael Economy, a named executive officer of Entropic Communications, Inc. (the “Company”), resigned as the Company’s Vice President, Worldwide Sales, effective as of October 30, 2009. Mr. Economy’s resignation was announced in a press release dated October 6, 2009, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

(e) On October 6, 2009, the Company entered into a Transition and Separation Agreement and General Release of All Claims (“Separation Agreement”) with Mr. Economy. Under the Separation Agreement, which provides for the terms of Mr. Economy’s resignation from the Company, provided Mr. Economy remains employed with the Company through October 30, 2009, Mr. Economy will be entitled to receive a separation package that includes the following elements of compensation:

•	base salary continuation, based on his current annualized base salary of $175,000, for a period of 13 weeks;

•

a portion, pro-rated through October 30, 2009, of his incentive bonus compensation for the third and fourth quarter of 2009 under the Company’s existing 2009 Management Bonus Plan (such bonus, if any, would not be paid until early 2010); and

•	reimbursement of certain medical insurance premiums, if Mr. Economy elects continued coverage under COBRA, through January 31, 2010.

For his part, Mr. Economy has agreed to be available to respond to inquiries from the Company on matters related to his employment and job responsibilities through January 30, 2010. The Separation Agreement also provides for a general release of any claim that Mr. Economy may have against the Company as of the date of the agreement. A copy of the Separation Agreement is attached hereto as Exhibit 99.2 and incorporated by reference herein

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

99.1	Press Release of Entropic Communications, Inc. dated October 6, 2009

99.2	Transition and Separation Agreement and General Release of All Claims between Michael Economy and Entropic Communications, Inc., dated October 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: October 6, 2009	By:	/s/ LANCE W. BRIDGES, ESQ.
Lance W. Bridges, Esq.
Vice President and General Counsel

EXHIBIT INDEX

Number	Description

99.1	Press Release of Entropic Communications, Inc. dated October 6, 2009

99.2	Transition and Separation Agreement and General Release of All Claims between Michael Economy and Entropic Communications, Inc., dated October 6, 2009